Exhibit 10.6

CONSULTING SERVICES AGREEMENT

1.    Parties. This Consulting Services Agreement (“Agreement”) is between SPAR Group, Inc., a Delaware corporation (“SGRP” and together with its subsidiaries, the “Company”) and Ron Lutz (“Consultant” or “you”). SGRP and Consultant are sometimes individually referred to as a “Party” and collectively referred to as the “Parties”. This Agreement is dated as of August 25, 2025, and shall be effective as of September 8, 2025 (the “Effective Date”). The obligations of SGRP or the Company may be satisfied through SPAR Marketing Force, Inc., or another SGRP subsidiary.

2.     Services; Compensation. Company desires to retain, and on behalf of Company SGRP hereby engages, Consultant as an “at-will” independent contractor. Consultant shall provide certain services to the Company in the role of “Executive and Organization Consultant” as set forth on Schedule A hereto (the “Services”) for the compensation also specified therein. All Workproduct (as defined below) and other deliverables provided by Consultant to Company are referred to as the “Deliverables.” Consultant hereby agrees to provide the Services under the conditions set forth in this Agreement, and Consultant desires to provide those Services and/or Deliverables to the Company. During the Term of this Agreement, Consultant is free to provide services and products to third parties so long as those activities do not violate this Agreement or impair Consultant’s ability to perform its obligations under this Agreement.

3.    Company Equipment. During the Term, Consultant shall be provided with reasonable technical assistance by the Company in connecting his personal computer to his Company Outlook and other accounts to perform the Services contemplated under this Agreement. Upon expiration or termination of this Agreement, Consultant shall retain ownership of his personal computer and its contents, and the Company shall be permitted to take all reasonably necessary steps to remove any Company-managed software or access restrictions in accordance with such expiration or termination and Consultant shall cooperate in such efforts. Consultant shall retain and continue to use his Company email address and access to his Company Outlook, DropBox and other data accounts for so long as the Company maintains such accounts, but in no event for more than three (3) months following the expiration of the Term.

4.    Intellectual Property Ownership. The Company owns all right, title and interest, including intellectual property, in all workproduct created by you in connection with this Agreement (including workproduct that relates to the current or anticipated business of the Company and/or uses Company resources) including ideas and concepts relating to the business of the Company (collectively, “Workproduct”). Workproduct may include business, marketing and strategic plans, designs, specifications, software, data, competitive intelligence, and brand identities. All Workproduct is “works made for hire” and you hereby assign to the Company all rights, title and interest in such Workproduct, including copyright, patent, trade secret, and trademark. Notwithstanding the foregoing, "Workproduct" does not include general knowledge, skills, know-how, or expertise that you have independently developed or acquired, or professional analysis, conclusions, documents or contractual provisions that do not specifically incorporate or reference the Company’s Information or from which such Company’s Information can be removed.

5.    Confidentiality. Consultant may have access to information that is considered confidential by Company, its customers or its strategic partners. Information may include business methodologies and ideas, data, trade secrets, marketing and strategic plans, financial information, and proposed agreements (collectively, “Information”). Information may be communicated to you in any medium, including written, oral, electronic, tangible devices, and visual observation. You agree not to disclose the Information to a third party and not to use the Information for the benefit of anyone other than Company. Nothing in this Agreement prohibits you from using Information that is: (1) entirely in the public domain; (2) previously known to you; (3) received lawfully from a third party; or (4) proven by you to have been developed without access to the Information. If the Consultant is requested or required to disclose any Information pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a governmental or regulatory body, a deposition, interrogatory, request for documents, civil investigative demand or similar process the Consultant will, except as prohibited by law, promptly notify the Company to permit the Company to seek a protective order or take other appropriate action. The Consultant will also reasonably cooperate in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Information. If, in the absence of a protective order, the Consultant is compelled as a matter of law to disclose any Information to a tribunal, the Consultant may disclose to the tribunal compelling disclosure only the part of the Information as is required by law to be disclosed (in which case, prior to disclosure, the Consultant will use reasonable efforts to advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure), and the Consultant will use reasonable efforts to obtain confidential treatment for any Information so disclosed. Consultant may also disclose Information: (i) with the prior written consent of the Company; and (ii) to Consultant's accountant(s), financial consultants and/or attorneys with a reasonable need for it, provided those persons are bound to keep such Information confidential. That individual elements of Information may be in the public domain does not remove from the protections of this Agreement the nonpublic or unique combination of such elements. Information shall be presumed confidential. This duty of confidentiality continues so long as the Information remains nonpublic. Notwithstanding anything to the contrary in this Agreement, Consultant shall not be subject to any confidentiality, non-solicitation or non-compete (if any) obligations that are more restrictive than those applicable to employees of the Company under the Company's form of Confidentiality, Non-Solicitation and Arbitration Agreement as in effect as of the date hereof ("Confidentiality Form"), which Confidentiality Form for clarity is the Form Revised March 2024 naming SPAR Marketing Force, Inc., as the Employer. The confidentiality provisions of this Agreement satisfy the requirement for the execution of the Confidentiality Form under the Departure Agreement entered into between Consultant and the Company as of August 25, 2025 (the “Departure Agreement”) and the COCSA (as defined in the Departure Agreement).

6.    Representations and Warranties. You represent and warrant: (a) all Workproduct created by you in connection with this Agreement is original and does not violate the rights of any third parties, including intellectual property rights; (b) performance under this Agreement will not violate any obligation to any third party; (c) all Services shall materially conform to the services agreed upon by the Company and Consultant; (d) your activities under this Agreement will be carried out in a diligent, prompt, and professional manner; and (e) you shall make all required tax payments.

7.    Limitations of Liability. Neither Party shall be liable for indirect, incidental, consequential, special, punitive or exemplary damages, or lost profits or business interruption losses in connection with this Agreement.

8.    Reimbursement for Expenses. Company shall pay (or reimburse you for paying) reasonable expenses incurred at the request of Company and approved in advance in writing (which may be by email).

9.    Term & Termination. The term of this Agreement shall be for a period of up to twelve (12) months from the Effective Date (the “Term”). The Term shall automatically renew for successive one (1) year periods. Either Party may terminate the Term of this Agreement for any reason at any time upon thirty (30) days’ written notice to the other Party.

10.    Nature of Relationship. You are an independent Consultant and not an employee, agent, or joint-venturer of Company. Except as otherwise provided in the Departure Agreement (as defined below), you are not entitled to any benefits of Company employees and are responsible for your own costs and legal responsibilities of doing business, including health, life and related insurance, equal opportunity compliance, taxes, immigration requirements, and employment benefits.

11.    Restrictive Covenant. During the Term of this Agreement and for a period of one (1) year thereafter, Consultant agrees not to hire or solicit for hire any Company employees, consultants, or customers in connection with the any of the merchandising and related services provided by the Company to its clients.

12.    General. Any claims relating to this Agreement shall be brought within six (6) months after the event giving rise to the cause of action. All required communications shall be in writing and addressed to the receiving Party at its address as set forth on Schedule A hereto, addressed to the person who signed the Agreement on behalf of such Party, or to such address and person as may be designated by such Party in writing. Except as delivery by email is permitted hereunder without a hard copy expressly required: All communications will be deemed given when hand-delivered (including by overnight courier); or if mailed, by registered mail with verification of receipt, upon date of delivery or refusal; or if by electronic mail or facsimile, when received (with verification of transmission sent promptly to the receiving Party along with a hard copy of the communication). This Agreement shall be governed exclusively by the laws of the USA and the State of Michigan. This Agreement, together with the Departure Agreement, constitutes the entire understanding of the Parties with respect to the stated subject matter and replaces any previous or contemporaneous written or oral communications, promises, or understandings. The Departure Agreement (including, without limitation, the provisions incorporated into it from the COCSA) shall continue in full force and effect, shall not be affected by this Agreement, and is hereby specifically incorporated into and made part of this Agreement. In the event of any conflict or inconsistency between this Agreement and the Departure Agreement, the terms of the Departure Agreement shall control. The Agreement may be amended only by a writing signed by the Parties.

13.    Dispute Resolution. The Parties shall attempt to resolve any disputes through good faith business negotiations. If not so resolved, disputes shall be resolved by arbitration as provided in the Departure Agreement. Litigation (including arbitration) shall be brought only in Oakland County, Michigan, for the purpose of any proceeding arising out of this Agreement; the Parties stipulate to personal jurisdiction and venue in such County (and the arbitration locations and state and federal courts therein), agree to participation by video conference, and waive the application of forum non conveniens. Except as otherwise agreed in any settlement agreement, reasonable attorneys’ fees shall be awarded to the predominately prevailing Party.

(signatures on the following page)

AGREED AND ACCEPTED:

In Witness Whereof, and in consideration of the provisions set forth in this Agreement and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by each of them), the Parties hereto have executed and delivered this Agreement (including all schedules and exhibits hereto) through their duly authorized signatories on the dates indicated below and intend to be legally bound by this Agreement as of the Effective Date.

SGRP, on behalf of itself and the Company: SPAR Group, Inc. ___________________________ By: Mike Matacunas Its: President and CEO Date:	Consultant: __________________________________ Name: Ron Lutz Date:

Schedule A

Services

●	Executive and Organization Consulting

●	Any Services provided by the Consultant will be in the role of “Executive Advisor” to the Company.
●	Services as established and defined and agreed upon between SPAR CEO Mike Matacunas, SPAR President William Linnane and President of Lutz & Associates, LLC (Ron Lutz).
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Services requested and agreed upon will be conducted within 10 business days per calendar month at $15,000 per month. Additional days requested will be at a bill rate of $1500.00 per day or prorated by ½ day.

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As defined in the Consulting Services Agreement #8, all expenses related to or requested by the Company for consultative activities will be reimbursed by the Company per the Invoices process stated under Compensation (below).

Compensation

●	Consultant will receive $15,000.00 per month for the Services delivered pursuant to the stated number of days per month outlined under Services (above).

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Invoices will outline Services and Deliverables, to include reimbursable expenses related to the work performed with appropriate detail as required. Invoices with applicable charges, must be submitted (which may be by email) to SGRP by the tenth (10th) day or sooner, of each calendar month for the prior calendar month of services delivered. Each invoice must contain all charges, and expenses for Services rendered for the prior month. SGRP shall pay such invoices within ten (10) days of receipt. Payment of invoices will be transferred by ACH process and account transfer details will be provided to SPAR Accounts Receivable department and CFO prior to the start date of September 8th, 2025

Addresses for Notices:

Ron Lutz

Lutz & Associates, LLC

Ron Lutz

517 Running Bear Circle

Banner Elk, NC 28604

SPAR Group, Inc.

1910 Opdyke Court

Auburn Hills, MI 48326

Attention: CFO